EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Games, Inc on Form SB-2 of our report dated September 12, 2003, except for the last paragraph of Note R, which is dated October 8, 2003, relating to Games, Inc. financial statements, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

New York, NY

January 22, 2004